Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of August 15, 2017, by and between Renewable Energy Group, Inc., a Delaware corporation (the “Company”), and Randolph L. Howard (“Executive”).
WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Company and Executive as follows:
1.Term. The Company hereby employs Executive, and Executive hereby accepts such employment, for a term (the “Term”) commencing on July 3, 2017 and continuing in effect until terminated by either the Company or Executive. Executive’s employment with the Company shall be “at will,” meaning that Executive’s employment may be terminated by the Company or Executive at any time for any reason. Any termination of the Term by the Company or Executive shall be effective as specified in a written notice from the terminating party to the other party; provided that the effective date specified in the written notice following Executive’s resignation shall not be less than 45 days after the date that written notice is provided by Executive to the Company, unless otherwise determined in the sole discretion of the Board of Directors (the “Board”) of the Company.

2.Duties. During the Term, Executive shall be employed by the Company as the Interim President and Chief Executive Officer of the Company, and, as such, Executive shall faithfully perform for the Company the duties of said offices and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board. Executive shall report to the Board. Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder, except that Executive may devote reasonable time and attention to civic, charitable, business or social activities so long as such activities do not interfere with Executive’s employment duties. Executive shall comply with the policies, standards, and regulations established from time to time by the Company. During the Term, Executive shall continue to serve as a member of the Board (provided, however, that Executive shall not serve on any committees of the Board) and the Company shall propose Executive for re-election to the Board at such times as shall be necessary for Executive to remain as a member of the Board throughout the Term. During the Term, Executive shall not receive any compensation in any form in his capacity as a member of the Board.

3.Location. During the Term, Executive shall perform his duties under this Agreement at such locations as Executive in good faith determines to be necessary or appropriate for the performance of such duties. Notwithstanding the foregoing, Executive shall perform his duties hereunder five days per week, at least four of which shall be performed at the Company’s headquarters unless Executive is traveling pursuant to the next sentence. Executive agrees to travel to the extent that Executive determines in good faith that such travel is necessary or appropriate for the performance of Executive’s duties hereunder, or as requested by the Board.

4.Office Space and Administrative Support. During the Term, the Company shall furnish Executive with office space, equipment, supplies and such other facilities and personnel at the Company’s headquarters commensurate with Executive’s position.

5.Compensation.
5.1Annual Salary. During the Term, the Company shall pay Executive a base salary at the rate of $600,000 per annum, in accordance with the customary payroll practices of the Company applicable to senior executives, but not less frequently than monthly. The Compensation Committee (the “Compensation Committee”) of the Board shall review Executive’s base salary during the Term and may increase such amount as it may deem advisable

(such salary, as the same may be increased, the “Annual Salary”). The Annual Salary shall be prorated for any partial calendar year during the Term.

5.2Specific Equity Incentive Compensation. As soon as practicable following the date of this Agreement, the Company shall grant Executive 50,000 performance-based restricted stock units (“PBRSUs”). The PBRSUs shall be granted under the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Plan”) and shall be evidenced by, and subject to the terms of, a performance-based restricted stock unit award agreement in the form generally used by the Company under the Plan. The PBRSUs shall vest based on attainment of the applicable Adjusted EBITDA target for each of 2017 and 2018, with (a) 25,000 PBRSUs subject to vesting based on attainment of the applicable 2017 Adjusted EBITDA target and (b) the remaining 25,000 PBRSUs subject to vesting based on attainment of the applicable 2018 Adjusted EBITDA. Attainment of the Adjusted EBITDA target shall result in Executive earning 50% of the PBRSUs (for threshold performance) for the applicable year or 100% of the PBRSUs (for target performance) for the applicable year, subject to linear interpolation for attainment of the applicable Adjusted EBITDA target between threshold and target performance; provided, however, that in no event shall Executive earn more than 100% of the PBRSUs for 2017 or 2018. In addition, the number of PBRSUs actually earned by Executive for each of 2017 and 2018 shall be prorated for the period Executive serves as Interim President and Chief Executive Officer of the Company, using a denominator for 2017 based on a term of six months and using a denominator for 2018 based on a term of 12 months (subject to earlier termination of employment).

5.3Benefits - In General. During the Term, Executive shall be permitted to participate in any group health, dental, vision, disability and life insurance benefit plans and programs, retirement plans, fringe benefit programs, paid time-off policies and similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that Executive is eligible under the terms of such plans or programs. The Company reserves the right to modify, suspend or discontinue any of its health or welfare benefit, retirement, fringe benefit, paid time-off and other plans, practices, policies or programs at any time without recourse by Executive.

5.4Housing and Travel. During the Term, the Company shall provide Executive with (a) housing commensurate with Executive’s position, in a form acceptable to Executive, which may include a hotel, extended stay lodging or other arrangement at no cost to Executive and (b) air transportation between Executive’s primary residence to the Company’s headquarters, in each case, as determined by the Company in its sole discretion.

5.5Expenses. The Company shall pay or reimburse Executive for all ordinary and reasonable out-of-pocket expenses incurred by Executive during the Term in the performance of Executive’s services under this Agreement; provided that such expenses are incurred and accounted for by Executive in accordance with the policies and procedures established from time to time by the Company.

5.6Clawback. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges that the Company may be entitled or required by law, the Company’s policy (the “Clawback Policy”) or the requirements of an exchange on which the Company’s shares are listed for trading, to recoup cash, equity or other compensation paid or provided to Executive pursuant to this Agreement or otherwise, and Executive agrees to comply with any Company request or demand for recoupment. Executive acknowledges that the Clawback Policy may be modified from time to time in the sole discretion of the Company and without the consent of Executive, and that such modification shall be deemed to amend this Agreement.

5.7Stock Ownership Guidelines. During the Term, Executive shall continue to be subject to the Company’s stock ownership guidelines applicable to non-employee directors and shall not be subject to the Company’s stock ownership guidelines applicable to the Company’s chief executive officer.

6.Indemnification. The Company shall indemnify Executive and hold him harmless to the same extent as other members of the Board and senior executives of the Company.

7.Restrictive Covenants. Simultaneously with the execution of this Agreement, Executive shall execute the Employee Non-Competition and Confidentiality Agreement attached hereto as Exhibit A).

8.Arbitration. All disputes between the parties or any claims concerning the performance, breach, construction or interpretation of this Agreement, or in any manner arising out of this Agreement, shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules, as amended from time to time, of the American Arbitration Association (the “AAA”), which arbitration shall be carried out in the manner set forth below:

(i)
Within fifteen days after written notice by one party to the other party of its demand for arbitration, which demand shall set forth the name and address of its designated arbitrator, the other party shall appoint its designated arbitrator and so notify the demanding party. Within fifteen days thereafter, the two arbitrators so appointed shall appoint the third arbitrator. If the two appointed arbitrators cannot agree on the third arbitrator, then the AAA shall appoint an independent arbitrator as the third arbitrator. The dispute shall be heard by the arbitrators within 90 days after appointment of the third arbitrator. The decision of any two or all three of the arbitrators shall be binding upon the parties without any right of appeal. The decision of the arbitrators shall be final and binding upon the Company, its successors and assigns, and upon Executive, his heirs, personal representatives, and legal representatives.

(ii)
The arbitration proceedings shall take place in Des Moines, Iowa, and the judgment and determination of such proceedings shall be binding on all parties. Judgment upon any award rendered by the arbitrators may be entered into any court having competent jurisdiction without any right of appeal.

(iii)
Each party shall pay its or his own expenses of arbitration, and the expenses of the arbitrators and the arbitration proceeding shall be shared equally. However, if in the opinion of a majority of the arbitrators, any claim or defense was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators and the arbitration proceeding.

9.Severability. As the provisions of this Agreement are independent of and severable from each other, the Company and Executive agree that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant, or promise hereof is found to be unreasonable or otherwise unenforceable, then such decision shall not affect the validity of the other provisions of this Agreement, and such invalid term, restriction, covenant, or promise shall also be deemed modified to the extent necessary to make it enforceable.

10.Notice. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person, the next business day if delivered by overnight commercial courier (e.g., Federal Express), or the third business day if mailed by United States certified mail, return receipt requested, postage prepaid, to the following addresses:

(a)If to the Company, to:
Renewable Energy Group, Inc.
416 S. Bell Avenue
Ames, Iowa 50010
Attn:    Chairman of the Board
with a copy to:
Pillsbury Winthrop Shaw Pittman LLP
Four Embarcadero Center
22nd Floor
San Francisco, CA 94111
Attn:    Blair W. White, Esq.

(b)If to Executive, to:
the address set forth in the Company’s records
Either party may change its address for notices in accordance with this Section 10 by providing written notice of such change to the other party.
11.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa without regard to the choice of law rules thereof.

12.Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns. Executive shall not assign this Agreement. However, the Company is expressly authorized to assign this Agreement to a Company Affiliate upon written notice to Executive, provided that (a) the assignee assumes all of the obligations of the Company under this Agreement, (b) Executive’s role when viewed from the perspective of Company Affiliates in the aggregate is comparable to such role immediately before the assignment, and (c) the Company, for so long as an affiliate of the assignee, remains secondarily liable for the financial obligations hereunder.

13.Entire Agreement. This Agreement (together with Exhibit A) constitutes the entire agreement between the parties, and all prior understandings, agreements or undertakings between the parties concerning Executive’s employment or the other subject matters of this Agreement (including without limitation any term sheets) are superseded in their entirety by this Agreement.

14.Waivers; Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

15.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be one and the same instrument.

16.Executive Acknowledgement. Executive confirms and represents to the Company that he has had the opportunity to obtain the advice of legal counsel, financial and tax advisers, and such other professionals as he deems necessary for entering into this Agreement, and he has not relied upon the advice of the Company or the Company’s officers, directors, or employees.

17.Interpretation. As both parties having had the opportunity to consult with legal counsel, no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, drafted, devised, or imposed such provision.

18.Withholding. Any payments made to Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

19.Section 409A. This Agreement is intended to meet, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, “Section 409A”), with respect to amounts subject thereto, and shall be interpreted and construed consistent with that intent. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A or any exemption therefrom, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

20.Survivability. Those provisions and obligations of this Agreement which are intended to survive shall survive notwithstanding termination of Executive’s employment with the Company.
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IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.
RENEWABLE ENERGY GROUP, INC.

By:     /s/ Jeffrey Stroburg
Name:     Jeffrey Stroburg
Title:     Chairman

/s/ Randolph L. Howard
Randolph L. Howard

EXHIBIT A

Employee Non-Competition and Confidentiality Agreement

EMPLOYEE NON-COMPETITION AND CONFIDENTIALITY AGREEMENT
This Employee Non-Competition and Confidentiality Agreement (this “Agreement”) is made between RENEWABLE ENERGY GROUP, INC., a Delaware corporation (the “Employer”), and Randolph L. Howard (“Employee”).
RECITALS:
A.    The Employer and Employee are continuing an already existing “at will” employment relationship, and concurrently with the execution of this Agreement, the Employer and Employee are entering into an employment agreement.
B.    The parties wish to set out certain further terms and conditions of Employee’s employment with Employer (the Employer and its Affiliates (as hereinafter defined) herein collectively the “Company”), the parties recognizing that Employee may at times be employed by an Affiliate of Employer.
C.    The Company’s special knowledge base, skills and competence in the biofuels and renewable chemicals industries are critical to its growth.
D.    The Company’s growth and competitiveness in the biofuels and renewable chemicals industries depend on its exclusive possession of, and the non-public nature of, its “Confidential Information” (as hereinafter defined).
E.    The Company is engaged in research, development, procurement, sales, marketing, transportation and production of biofuels and renewable chemicals, feedstocks therefore and by-products thereof, and the ownership, lease, acquisition, financing, construction and operation of biofuels and renewable chemicals facilities, both nationally and internationally.
NOW, THEREFORE, in consideration of such continuing employment relationship, and the agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed follows:

1.	Covenant Not To Compete.
Employee shall not, during Employee’s employment with the Company and for twenty-four (24) months thereafter, without the prior written consent of the Company, directly or indirectly, own (other than passive investments in publicly traded companies where such investment does not exceed more than one percent (1%) of the total outstanding shares or other equity interests of such company), manage, operate, control, be employed by, participate in, advise or be connected in any manner with the ownership, management, operation or control of a Competing Business. The covenants of Employee contained in this paragraph 1 shall apply to each State and Country in which the Company, either directly or indirectly through Employer or an Affiliate of Employer, conducted its business or otherwise offered any goods, products or services related to its business, which shall include all States in the United States of America, which Employee represents and warrants is the minimum geographical area in which the Company is presently operating and intending to operate.
“Competing Business” is defined as a business engaged in the manufacture, development, sale, or marketing of biodiesel or renewable diesel or any other product or service (a) actively manufactured, developed, sold, or marketed by the Company during Employee’s employment period, so long as it remains so manufactured, developed, sold, or marketed by the Company or (b) which the Company has taken, and continues to take, substantial steps to prepare to test, manufacture, research, develop, fund, sell, market or otherwise target or pursue as a special project or initiative in which Employee had direct or indirect managerial or supervisory responsibility, as of Employee’s termination date. For the avoidance of doubt, employment with, or other provision of services to, an entity or other person that engages in a Competing Business shall not constitute the engagement by Employee in a Competing Business so long as Employee is not involved in activities constituting, and does not in any way assist or advise, directly or indirectly, a Competing Business.

2.	Employees, Customers, Suppliers, Etc.
Employee shall not, during Employee’s employment with the Company and for a period of twenty-four (24) months thereafter, in any manner, directly or indirectly, solicit the services or employment or engage the services or employ anyone who is then (or who was within the six (6) months prior thereto) an employee or independent contractor of the Company or, in connection with a Competing Business, contact or solicit any of the Company’s then past, present or identified potential customers, suppliers or strategic partners or any such customer, supplier, or strategic partner of any facility managed by the Company.

3.	Non-Disparagement.
Subject to paragraph 5, Employee agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically any comment that Employee knows or reasonably should know is critical in any material respect of the Company or any of its directors or officers or is otherwise detrimental in any material respect to the business or financial prospects or reputation of the Company. Nothing in the foregoing shall preclude Employee from providing truthful disclosures required by applicable law or legal process.

4.	Confidential Information.
Subject to paragraph 5, Employee shall not during or after Employee’s employment with the Company, in any manner, directly or indirectly, use or disclose to any third party any Confidential Information except as required in the course of performance of Employee’s employment with the Company and as authorized by the Company in writing. For purposes of this Agreement, the term “Confidential Information” shall be deemed to include, but not limited to, trade secrets, proprietary information, information which derives independent economic value from not being generally known outside the Company and research and data, operating and marketing information, techniques and procedures, customer lists, employee lists, supplier lists, training manuals and procedures, business plans, projections and strategies, pricing information and financial reports of the Company or any of its predecessors, West Central Cooperative, REG, LLC (fka Renewable Energy Group, LLC) and InterWest, L.C. (the “Predecessors”), in any form, which are not generally known to the public.

5.	Confidential Disclosure in Reporting Violations of Law or in Court Filings.
Employee acknowledges and the Company agrees that Employee may disclose Confidential Information in confidence, directly or indirectly, to federal, state, or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations.  Employee may also disclose Confidential Information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal.  Nothing in this Agreement is intended to conflict with federal law protecting confidential disclosures of a trade secret to the government or in a court filing, 18 B.SC. § 1833(b), or to create liability for disclosures of Confidential Information that are expressly allowed by 18 B.SC. § 1833(b).

6.	Creations
Employee acknowledges that Employee may conceive of or otherwise create ideas, inventions, original works of authorship, product designs, logos, brand names, trade or service marks, and/or other similar or related items during the course of Employee’s employment (“Creations”). To the extent that any such Creations relate to the Company’s or Predecessors’ business or their customers or customer’s business, Employee hereby assigns to the Company all rights, titles and interests in any such Creations, including, without limitation, all patent, trade secret, trademark, service mark, trade dress, copyright and other intellectual property and similar or related rights.
During the term of Employee’s employment by the Company and for the period of one (1) year following termination of employment by Employer and any of its Affiliates with or without cause, employee shall promptly disclose in writing to the Company all such intellectual property and other similar or related rights conceived or made by Employee, either solely or in concert with others.

Employee shall, at the Company’s request and expense, execute specific assignments to any and all such intellectual property and other similar or related rights and execute, acknowledge and deliver such other documents and take all such further action as may be requested by the Company, at any time during or subsequent to the period of Employee’s employment with the Company, to obtain, procure, prosecute, transfer, assign, enforce, or defend any and all national or international intellectual property and/or other similar or related rights assigned hereby to the Company.
Without diminishing in any way the rights granted to the Company, where lawful, if a Creation is described in a patent application or is disclosed to a third party by Employee within six (6) months after Employee’s termination of employment with the Company, Employee agrees that it is to be presumed that the Creation was conceived, made, developed, acquired or created by Employee during the period of employment by the Company, unless Employee can prove otherwise.

7.	Return of Property.
All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings, or correspondence, whether visually perceptible, machine-readable or otherwise, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of the Company, whether of a public nature or not, and whether prepared by Employee or not, are and shall remain the exclusive property of the Company, and shall not be removed from its premises, except as required in the course of Employee’s employment by the Company, without the prior written consent of the Company. Such items, including any copies or other reproductions thereof, shall be promptly returned by Employee to the Company at any time upon the written request of the Company (or, if requested by the Company, destroyed by Employee).
8.Scope; Injunction.
Employee agrees that the covenants contained in this Agreement are reasonable in scope, area and duration and are necessary in furtherance of the legitimate interests of the Company in protecting its business. Employee represents and warrants that Employee has available to Employee sufficient other means of support and that observance of the covenants contained in this paragraph will not deprive Employee of the ability to earn a livelihood or to support Employee’s dependents. Employee acknowledges and agrees that the services rendered by Employee to the Company, and the information disclosed to Employee during and by virtue of Employee’s employment, are of a special, unique and extraordinary character. In the event of the breach of this Agreement, Employee acknowledges and agrees that irreparable injury will result to the Company and that injunctive relief to restrain the violation of this Agreement is appropriate in addition to any other remedies to which the Company may be entitled at law or in equity, all remedies being cumulative and not exclusive. In addition, Employee shall defend, indemnify and hold the Company and its directors, officers, shareholders, employees and agents, harmless from and against any claim, demand, proceeding, loss, liability, damage, cost or expense, including court costs and attorneys’ fees, arising in connection with or resulting from any breach of warranty, misrepresentation or nonfulfillment of any agreement on the part of Employee under this Agreement whether that claim, demand or proceeding is brought by the Employer, an Affiliate of Employer or a third party.

9.	No Guarantee of Employment.
This Agreement does not confer upon Employee any rights to continue in the employ or service of the Company. Except as may be provided in a separate written agreement, Employee’s employment with or service for the Company is “at will” and Company or Employee may terminate Employee’s employment at any time, for any reason or no reason, with or without cause or notice.

10.	Change of Employer.
Employee acknowledges that in the event Employee’s employment changes from Employer to an Affiliate of Employer, that such change of employment shall be considered to be an assignment of this Agreement to such new employer, consented to by Employee without further action on Employee’s part. Employee acknowledges that the Employer and any Affiliate of Employer subsequently employing Employee shall have the right to enforce any rights hereunder. Actions which may be taken by the Company hereunder may be exercised by the President of the Employer (or of any Affiliate of Employer subsequently employing Employee).

11.	Miscellaneous.

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matters hereof, and supersedes all negotiations, preliminary agreements and all prior and contemporaneous discussions and understandings of the parties in connection with the subject matters hereof. No amendment, waiver, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed or initialed by each of the parties hereto. Waiver of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect. In the event any provision of this Agreement is held invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue to be valid and enforceable. If, for any reason, a court finds that any provision of this Agreement is invalid, illegal or unenforceable as written, but that by limiting such provision it would become valid, legal and enforceable, then such provision shall be deemed to be written and shall be construed and enforced as so limited. In addition, in the event a court determines any provision of this Agreement unenforceable under the laws of its jurisdiction, this Agreement shall not be deemed unenforceable under the laws and regulations of any other jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the state of Iowa without regard to conflicts of laws principles. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of any United States Federal court sitting in Iowa in any action or proceeding arising out of or relating to this Agreement or any agreement, document or instrument contemplated hereby, and each party hereby irrevocably agrees that all claims and counterclaims in respect of such action or proceeding may be heard and determined in any such United States Federal court. Each of the parties irrevocably waives any objection, including without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. Each of the parties irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Iowa by the delivery of copies of such process to each party at its address specified herein or by certified mail directed to such address. Words and phrases herein shall be construed as in the singular or plural number and as masculine, feminine or neuter gender, according to the context. The titles or captions of paragraphs of this Agreement are provided for convenience of reference only and shall not be considered a part hereof for purposes of interpreting or applying this Agreement and such titles or captions do not define, limit, extend, explain or describe the meaning, scope or extent of this Agreement or any of its terms or conditions. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than Employee, Employer and Employer’s Affiliates who may subsequently employ Employee (and their respective heirs, legal representatives, successors and assigns), any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in making proof hereof, it shall not be necessary to produce or account for more than one such counterpart. Those provisions and obligations of this Agreement which are intended to survive shall survive notwithstanding termination of Employee’s employment with the Company.
“Affiliate” means, for purposes of this Agreement, Renewable Energy Group, Inc. (if not the Employer), and any corporation, limited liability company or other entity directly or indirectly controlled by, or under common control with, Renewable Energy Group, Inc. as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such entity, whether through the ownership of voting securities or by contract or otherwise.
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IN WITNESS WHEREOF, the Employer and Employee have executed this Agreement on the dates set forth below their respective signatures.

RENEWABLE ENERGY GROUP, INC. By /s/ Jeffrey Stroburg Dated: 8/15/2017	EMPLOYEE /s/ Randolph L. Howard Randolph L. Howard Dated: 8-15-2017